Exhibit 10.1

EMPLOYMENT AGREEMENT
As Amended and Restated Effective January 1, 2009

                    THIS EMPLOYMENT AGREEMENT ("Employment Agreement") is entered into as of the 22nd day of October, 1999, among Sovran Self Storage, Inc., a Maryland corporation and Sovran Acquisition Limited Partnership, a Delaware limited partnership (the "Corporation" or the "Partnership", respectively and collectively the "Company"), and Andrew Gregoire (the "Employee").  The Agreement is amended and restated effective January 1, 2009.

W I T N E S S E T H:

                    WHEREAS, the Employee is a valuable employee of the Company and an integral part of its management team;

                    WHEREAS, the Company wishes to attract and retain well-qualified personnel and to assure continuity of management, which will be essential to its ability to evaluate and respond to any actual or threatened Change in Control (as defined below) in the best interests of shareholders;

                    WHEREAS, the Company understands that any actual or threatened Change in Control will present significant concerns for the Employee with respect to his financial and job security;

                    WHEREAS, the Company wishes to encourage the Employee to continue his career and services with the Company for the period during and after an actual or threatened Change in Control and to assure to the Company the Employee's services during the period in which such a Change in Control is threatened; and

                    WHEREAS, the Board of Directors of the Corporation  (the "Board") and the Partnership have determined that it would be in the best interests of the Company and its shareholders and partners to assure continuity in the management of the Company in the event of a Change in Control by entering into an employment continuation and noncompete agreement with Employee;

                    WHEREAS, this Agreement has been amended and restated effective January 1, 2009 to include provisions intended to comply with final regulations promulgated under Internal Revenue Code ("Code") Section 409A and shall be construed to the extent practicable so as to avoid causing any amounts payable to the Employee hereunder to be includable in his gross income under Code Section 409A(a)(1).

                    NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1.	Employment.

(a)	The Company hereby employs the Employee and the Employee hereby accepts such employment, on the terms and subject to the conditions hereinafter set forth.

(b)
During the term of this Employment Agreement, the Employee shall devote his entire business time and all reasonable efforts to his employment in that capacity with such other duties as may be reasonably requested from time to time by the Officers of the Company.

2.	Compensation.

                    The Company will pay Employee the salary and provide the benefits as determined from time to time.

3.	Term.

                    This Employment Agreement shall have a continuous term until terminated as provided in Paragraph 4.

4.	Termination.

(a)	Death or Retirement. This Employment Agreement will terminate upon Employee's death or retirement.

(b)
Disability.  The Company may terminate this Employment Agreement upon at least thirty (30) days' written notice in the event of Employee's "disability."  For purposes of this Employment Agreement, the Employee's "disability" shall be deemed to have occurred only after ninety (90) days in the aggregate during any consecutive twelve (12) month period, the Employee, by reason of his physical or mental disability or illness, shall have been unable to substantially discharge his duties under this Employment Agreement.

(c)	Cause. The Company may terminate this Employment Agreement for "cause." For purposes of this Employment Agreement, "Cause" shall mean

(i)
The Employee's fraud, commission of a felony, commission of an act or series of acts of dishonesty which are inimical to the best interests of the Company, or the Employee's willful and substantial failure to perform his duties under this Employment Agreement; or

(ii)	The Employee's breach of any material provision of this Employment Agreement; or

(iii)	The Employee's commission of an act of moral turpitude, dishonesty or fraud which would render his continued employment materially damaging or detrimental to the Company.

(d)
Termination Without Cause.  The Company may terminate this Employment Agreement without cause by notifying Employee in writing of its election to terminate at least thirty (30) days before the effective date of termination.

(e)
Termination For Good Reason.  After a Change In Control (as defined below), Employee may terminate this Employment Agreement for "Good Reason."  "Good Reason" shall mean the occurrence of one or more of the following events provided that, in the case of events described in (i), (ii), (iii), or (iv), the Employee shall give the Company a written notice, within 90 days following the initial occurrence of the event, describing the event that the Employee claims to be Good Reason and stating the Employee's intention to terminate employment unless the Company takes appropriate corrective action:

                    "Good reason" shall exist if:

(i)	the Company materially changes the Employee's duties and responsibilities;

(ii)	the Employee's place of employment or the principal executive offices of the Company are located more than fifty (50) miles from the geographical center of Williamsville, New York;

(iii)	the Company materially diminishes the salary, fringe benefits or other compensation being paid to the Employee;

(iv)	there occurs a material breach by the Company of any of its obligations under this Employment Agreement;

(v)	the failure of any successor of the Company to furnish the assurances provided for in Section 7(c).

In the case of events described in (i), (ii), (iii) or (iv), the Company shall have 30 days from the date of receipt of the written notice from the Executive stating his claim of Good Reason in which to take appropriate corrective action.  If the Company does not cure the Good Reason, the Good Reason will be deemed to have occurred at the end of the 30-day period.

(f)	Termination by Mutual Agreement. This Employment Agreement may be terminated by mutual agreement of the Company and the Employee.

(g)
Resignation.  Employee may terminate this Employment Agreement at any time with thirty (30) days' written notice to the Company, and the Company may accelerate the effective date of termination to any other date up to the date of notice of acceleration.

(h)	Payment of Compensation Due. The Company will pay Employee on the effective date of termination all unpaid compensation at the rate then in effect through the effective date of termination.

5.	Severance Payments.

(a)
Termination Without Cause or for Good Reason.  The Company will make the severance payments specified in Section 5(b) or (c) below if this Employment Agreement is terminated pursuant to Sections 4(d) (without Cause) or (e) (Good reason) hereof.

(b)
Termination Before A Change In Control.  If the Employment Agreement is terminated pursuant to Section 4(d) prior to a "Change In Control" (as defined below), as severance payments under this Section 5(b), the Company will pay Employee the severance benefits then in effect under the Company's severance policy for all employees.

(c)
Termination After A Change in Control.  If this Employment Agreement is terminated pursuant to Section 4(d) (without Cause) or (e) (Good reason) within twenty-four (24) months after a Change in Control of the Company has occurred, the Company shall pay the Employee a lump sum equal to two and one-half (2.5) times the salary and bonus paid to the Employee in the prior calendar year.  This lump sum shall be paid within 30 days after the effective date of Separation from Service.  In addition, health insurance benefits for the Employee will be continued for thirty (30) months after the effective date of termination upon substantially the same terms as provided to Employee immediately before the Change in Control provided, however, the Employee and not the Company shall pay the premiums for any such benefits, where the payment of the premiums by the Company would constitute gross income to the Employee, during the 6-month period following the Employee's Separation from Service.

(d)
No Obligation To Mitigate Damages.  Employee shall be under no obligation to mitigate damages with respect to termination and in the event Employee is employed or receives income from any other source there shall be no offset therefor against the amounts due from the Company hereunder.

(e)
Reduction of Severance Pay To Avoid Excise Taxes.  Notwithstanding anything herein to the contrary, the amount payable to the Employee pursuant to Section 5(c) shall be reduced to the extent necessary to avoid imposition on the Employee of any tax on excess parachute payments under Section 4999 of the Internal Revenue Code.

6.	Covenants and Confidential Information.

(a)
The Employee acknowledges the Company's reliance and expectation of the Employee's continued commitment to performance of his duties and responsibilities during the term of this Employment Agreement.  In light of such reliance and expectation on the part of the Company:

(i)
During the term of this Employment Agreement and, during the one-year period following the termination of this Employment Agreement, the Employee shall not: (A) own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity engaged in the business of, or otherwise engage in the business of, acquiring, owning, developing or managing self-storage facilities; provided, however, that the ownership of not more than one percent (1%) of any class of publicly traded securities of any entity is permitted ; or (B) directly or indirectly or by acting in concert with others, employ or attempt to employ or solicit for any employment competitive with the Company, any Company employees.

(ii)
During and after the term of this Employment Agreement, the Employee shall not, directly or indirectly, disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, the Company, any confidential information relating to the Company's operations, properties or otherwise to its particular business or other trade secrets of the Company, it being acknowledged by the Employee that all such information regarding the business of the Company compiled or obtained by, or furnished to, the Employee while the Employee shall have been employed by or associated with the Company is confidential information and the Company's exclusive property; provided, however, that the foregoing restrictions shall not apply to the extent that such information (A) is clearly obtainable in the public domain, (B) becomes obtainable in the public domain, except by reason of the breach by the Employee of the terms hereof, (C) was not acquired by the Employee in connection with his employment or affiliation with the Company, (D) was not acquired by the Employee from the Company or its representatives, or (E) is required to be disclosed by rule or law or by order of a court or governmental body or agency.

(b)
The Employee agrees and understands that the remedy at law for any breach by him of this Paragraph 6 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms.  Accordingly, it is acknowledged that, upon adequate proof of the Employee's violation of any legally enforceable provision of this Paragraph 6, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach.

(c)
The Employee has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Paragraph 6, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of the Employee, would not operate as a bar to the Employee's sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to the Employee.

7.	Miscellaneous.

(a)
The Employee represents and warrants that he is not a party to any agreement, contract or understanding, whether of employment or otherwise, which would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Employment Agreement.

(b)
The provisions of this Employment Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

(c)
Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company must, within ten (10) days after Employee's request, furnish its written assurance that it is bound to perform this Employment Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.

(d)
Any controversy or claim arising out of or relating to this Employment Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association then pertaining in the City of Buffalo, New York, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.  The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 7(d) shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by the Employee of any of his covenants contained in Section 6 hereof.

(e)
Any notice to be given under this Employment Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested, and if mailed to the Company, shall be addressed to the principal place of business of the Corporation and the Partnership, attention:  President, and if mailed to the Employee, shall be addressed to him at his home address last known on the records of the Company, or at such other address or addresses as either the Company or the Employee may hereafter designate in writing to the other.

(f)
The failure of either party to enforce any provision or provisions  of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement.  The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

(g)
This Employment Agreement supersedes all prior employment agreements and understandings between the parties and may not be modified or terminated orally.  No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

(h)	This Employment Agreement shall be governed by and construed according to the laws of the State of New York.

(i)	Captions and paragraph headings used herein are for convenience and are not a part of this Employment Agreement and shall not be used in construing it.

8.	Code Section 409A Matters.

(a)	Definitions. The following terms shall have the following meanings when used in this Agreement:

(i)	"Separation from Service" shall have the meaning provided at Treas. Reg. §1.409A-1(h).

(ii)
"Change in Control" shall mean a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company within the meaning of Treas. Reg. §1.409A-3(i)(5).

(a)
Rule Governing Payment Dates.  In any case where this Agreement requires the payment of an amount during a period of two or more days that overlaps two calendar years, the payee shall have no right to determine the calendar year in which payment actually occurs

(b)
Compliance with Section 409A.  This Agreement is intended not to trigger additional taxes and penalties under Section 409A of the Internal Revenue Code and the final Treasury Regulations promulgated thereunder, whether by reason of the form or the operation of the Agreement.  The Agreement shall at all times be interpreted, construed, and administered so as to avoid insofar as possible the imposition of excise taxes and other penalties under Section 409A of the Code.  If any provision of this Agreement would trigger additional taxes and penalties under Section 409A of the Code and the final Regulations promulgated thereunder, such provision shall to the extent legally permissible be applied in a manner that most nearly accomplishes its objective without triggering such additional taxes and penalties.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first set forth above.

s/s Andrew Gregoire Andrew Gregoire	SOVRAN SELF STORAGE, INC. By: s/s David L. Rogers Title: Chief Financial Officer

SOVRAN ACQUISITION LIMITED PARTNERSHIP
By SOVRAN HOLDINGS INC. General Partner By: s/s David L. Rogers Title: Chief Financial Officer